8-K Cover

EXHIBIT 99.1

DOWNEY FINANCIAL CORP.
N E W S R E L E A S E	For further information contact: Elizabeth Stover Corporate Communications (949) 509-4092

DOWNEY NAMES CHARLES R. RINEHART CHIEF EXECUTIVE OFFICER

NEWPORT BEACH, Calif., – September 22, 2008 – Downey Financial Corp. (NYSE: DSL) (“Downey” or “the Company”) today announced that Charles R. Rinehart, 61, has been appointed as Chief Executive Officer of the Company and Downey Savings and Loan Association, F.A., effective September 23, 2008. Mr. Rinehart has also been appointed to the Board of Directors of each entity. Mr. Rinehart will succeed Thomas E. Prince, who has served as Downey’s interim CEO since July 2008. Mr. Prince will remain with Downey as Senior Executive Vice President, Office of the CEO.

“We are delighted to welcome Charlie Rinehart as Downey’s new Chief Executive Officer,” said Michael Bozarth, Downey's Chairman of the Board. “Over the past few months, our Board has conducted an extensive search for a candidate with the operational and executive skills to lead Downey in the current environment. Charlie brings four decades of successful experience managing organizations in the financial services industry, most notably as Chairman and CEO of H.F. Ahmanson, the parent company of Home Savings of America, at that time the nation’s largest savings and loan association. He shares Downey’s commitment to customer service, and can provide the strategic insight and financial discipline to help guide and transform the Company as we continue to address the challenges that face us.”

“I am honored to become Chief Executive Officer of Downey at this pivotal time,” said Mr. Rinehart. “Our industry currently confronts an environment as difficult as any we have ever seen. While the task ahead is not easy, I am committed to helping Downey move forward resolutely focused on continuing to meet our customers’ banking needs while we work closely with our regulators. I welcome this opportunity to work with Downey’s highly-engaged and active Board, its strong management team and a group of employees who are among the most hard working and dedicated in the banking industry. Together, we will focus on making the changes necessary to generate value for our shareholders while continuing to provide our customers with the outstanding customer service they expect and deserve.”

Mr. Bozarth added, “On behalf of the Downey Board of Directors, I want to take this opportunity to thank Tom Prince for his leadership during this interim period. We greatly appreciate his dedication to Downey and are grateful that he will be working closely with Charlie to ensure a smooth transition.”

Mr. Rinehart’s appointment is the latest in a series of enhancements to the Company’s leadership team. On July 24, 2008, two independent directors, Michael D. Bozarth and Gary W. Brummett, assumed the roles of Chairman and Vice Chairman of the Boards, respectively. On August 21, 2008, Paul M. Homan was appointed a director, bringing with him a distinguished career as a banker and regulator.

Mr. Rinehart was previously Chairman and Chief Executive Officer of H.F. Ahmanson, a publicly traded Fortune 500 company that was sold to Washington Mutual Bank in 1998. Mr. Rinehart joined Home Savings and H.F. Ahmanson in 1989 as President and Chief Operating Officer and was appointed CEO in 1993. Prior to joining H.F. Ahmanson, Mr. Rinehart was the Chief Executive Officer of Avco Financial Services from 1983 to 1989. In addition to his experience in leading significant financial companies, Mr. Rinehart has a wealth of experience as a director, particularly within the financial institutions sector, including serving on the boards of directors of H.F. Ahmanson Company from 1993 to 1998, Union Bank of California from 2002 to 2005, Safeco Insurance Company of America from 2007 to the present , Verifone, Inc., from 2006 to the present, Pacificare Health from 2002 to 2005, homebuilder Kaufman and Broad Corporation from 1996 to 1999 and the Federal Home Loan Bank of San Francisco from 1995 to 2001. He was also Chairman of the Thrift Industry Advisory Council to the Federal Reserve from 1998 to 1999.

In connection with Mr. Rinehart’s appointment as Chief Executive Officer, the Registrant’s Board of Directors, on September 16, 2008, approved a grant of 1,226,994 shares of restricted stock in the Registrant to Mr. Rinehart, conditioned on the execution of an Employment Agreement. Mr. Rinehart’s vested percentage in the restricted stock shall increase by 25% on each anniversary date of the commencement of Mr. Rinehart’s employment, until Mr. Rinehart is fully vested in the restricted stock upon the fourth anniversary of his employment. Subject to certain terms and conditions, Mr. Rinehart shall become fully vested in the restricted stock in the event a lump sum amount becomes payable to Mr. Rinehart pursuant to the provisions of a Change in Control Agreement that Mr. Rinehart and the Bank are expected to enter into at the time an Employment Agreement is executed, or in the event of Mr. Rinehart’s involuntary termination of employment other than for cause or his termination of employment for good reason.

About Downey Financial Corp.

Downey Financial Corp., headquartered in Newport Beach, California, is the parent company of Downey Savings and Loan Association, F.A., which has assets of $13.9 billion, and 170 branches throughout California and five in Arizona.

Certain statements in this release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements do not relate strictly to historical information or current facts. Some forward-looking statements may be identified by use of terms such as “expects,” “plans,” “believes,” “continues,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Downey’s actual results or outcomes may differ significantly from the results discussed in such forward-looking statements. Factors that could cause such a difference are discussed under the heading “Risk Factors” and in other sections of Downey’s filings with the SEC, and in Downey’s other current and periodic reports filed from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to Downey as of the date hereof, and Downey does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made, except as required by law.

For further information, contact: Elizabeth Stover, Corporate Communications at (949) 509-4092